Exhibit 10.18

October 15, 2004

Mr. Jeffrey A Kluckman
55 Sequoia Lane
Deerfield, IL 60015-1391

Dear Jeff:

Welcome to Mobile Storage! The purpose of this letter is to confirm our understanding of your employment and to summarize your compensation. Contingent upon you passing a pre-employment drug test as well as our review of the findings of a background investigation, your hire date will be effective as of September 15, 2004.

You will hold the position of Vice President of Mergers & Acquisitions. In this role your bi-weekly base pay will be $5,769.23 (equivalent to $150,000.00 per year), of which five percent (5%) is paid in consideration for you signing the attached Proprietary Information, Invention and Non-Compete Agreement.

You will also receive a monthly car allowance of $250.00, also paid bi-weekly ($115.38), provided that you maintain and provide evidence of automobile liability insurance with an insurer satisfactory to Mobile Storage with coverage limits of not less than $100,000 for bodily injury per person, $300,000 for bodily injury per accident and $100,000 for property damage.

As a full-time employee, your compensation also includes your eligibility to participate in MSG’s standardized benefits program. Your benefits will be effective as of October 1, 2004. MSG will pay the full premium for your medical and dental insurance. You will accrue vacation at the rate of three weeks per year.

Your employment with MSG is at mutual consent of both parties. If you accept our offer, your employment will be “at-will,” which means that either you or MSG may terminate the employment relationship at any time, with or without cause, or advance notice. MSG reserves its rights to modify your position.

This letter constitutes the entire agreement between you and MSG relating to this subject matter and supersedes all prior contemporaneous agreements, understandings, negotiations, or representations, whether written or oral, express or implied, on this subject. This letter may not be modified or amended except in writing.

Mr. Jeffrey A. Kluckman

Please acknowledge your acceptance of this offer by signing and returning this letter, along with the Proprietary Information, Invention and Non-Compete Agreement by October 20, 2004.

We believe you will be a valuable addition to The Mobile Storage Group and look forward to a mutually beneficial working relationship.

Best regards,
Mobile Storage Group, Inc.

Lynn Courville
Director of Human Resources

Attachments:
Proprietary Information, Invention and Non-Compete Agreement

/ have read this offer letter in its entirety, and any attached or incorporated agreements, and voluntarily agree to the terms and conditions of employment described in these documents. I understand and agree that this offer letter does not constitute an employment contract and I will be employed on an at-will basis.

Signed by:

Date: 10/19/04